Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2007 SECOND QUARTER
NET INCOME INCREASES 28%

Monett, MO. February 7, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced second quarter fiscal 2007 results with a 13% increase in revenue, an increase of 11% in gross profit and a 28% increase in net income over the prior year quarter. For the first six months of fiscal 2007 revenue increased 12%, with an increase of 12% in gross profit and an increase of 20% in net income over the same six months in fiscal 2006.

For the quarter ended December 31, 2006, the company generated total revenue of $167.2 million compared to $147.4 million in the same quarter a year ago. Gross profit increased to $73.0 million compared to $65.5 million in the second quarter of last fiscal year. Net income totaled $27.8 million, or $0.30 per diluted share, compared to $21.6 million, or $0.23 per diluted share in the same quarter a year ago. The current quarter had a $.03 positive impact from the reinstatement of the Research and Development Credit (the "R&D Tax Credit") from January 2006 through December 2007, which without this impact net income would have been $.27 per diluted share for the quarter ended December 31, 2006.

For the first half of fiscal 2007, total revenue of $317.9 million was generated compared to $284.4 million for the first half of the prior year. Gross profit increased to $136.3 million compared to $122.0 million during the same period last fiscal year. Net income for the first half of fiscal 2007 was $49.2 million, or $0.53 per diluted share, compared to $41.1 million, or $0.44 per diluted share for the same six months in fiscal 2006. The reinstatement of the R&D Tax Credit had the same $.03 positive impact on earnings year to date, which without this impact net income would have been $.50 per diluted share for the six months ended December 31, 2006.

According to Jack Prim, CEO, "We continue to generate significant growth in all of our business lines that provide electronic transaction processing. We have now contracted with more than 350 banks for our Remote Deposit Capture solution, and the number of bank's commercial customers that are using this platform to convert paper checks to an electronic payment at their locations and the resulting transactions are increasing rapidly.  Also, our recently announced acquisition of US Banking Alliance is exceeding our initial expectations as a result of the products' proven ability to help financial institutions improve their net interest margins, regardless of what core application software they use. USBA has generated record sales of its loan and deposit pricing solutions since the November acquisition, and the roster of clients, the majority of which are not our core clients, has now reached 400 financial institutions."

Operating Results

"We had a very solid quarter of license contracting and delivery. The quarter's license revenue contains a good mixture of our core and complementary product offerings and we had a nice contribution from both banking and credit union segments," stated Tony Wormington, President. "The components that make up our recurring revenue which include outsourcing, in-house maintenance and electronic payments all continue to grow at a steady pace. The growth in these offerings allows us to continue to maintain very solid gross margins by leveraging our existing infrastructure; particularly when combined with our manager's continued emphasis on the control of operating costs."

License revenue for the second quarter was $21.2 million, or 13% of total revenue, compared to $20.8 million, or 14% of total revenue, for the same period last year. Support and service revenue increased to $124.2 million, or 74% of total revenue in second quarter of fiscal 2006 from $106.5 million, or 72% of total revenue for the same period a year ago. Every component within support and services revenue contributed to the growth with the largest contributor being electronic payments which had growth of $7.6 million or 44% in the second quarter compared to the same quarter a year ago. Hardware sales in the second quarter of fiscal 2007 increased to $21.8 million, or 13% of total revenue, from $20.1 million, or 14% of total revenue in the second quarter of last fiscal year.

For the first half of fiscal 2007, license revenue was $36.7 million, or 12% of total revenue, compared to $37.7 million, or 13% of the total revenue a year ago. Support and service revenue contributed 75% to total revenue, or $239.8 million of the total revenue for the first six months of the current fiscal year compared to $205.9 million, or 72% of total revenue for the first six months of the prior fiscal year. Every component within support and services revenue contributed to the growth within this line of revenue with the largest contributor being electronic payments which had growth of $14.6 million or 45% in the first half of the current fiscal year compared to the same period a year ago. Hardware sales for the first half of fiscal 2007 were $41.3 million compared to $40.7 million for the same period last year. Hardware revenue was 13% of total revenue for the first half of fiscal 2007 compared to 14% of revenue year to date in fiscal 2006.

Cost of sales for the second quarter increased to $94.3 million for the three months ended December 31, 2006 from $81.9 million for the same three months ended December 31, 2005. The primary contributors to the increase in cost of sales are personnel, facilities and equipment and electronic processing costs for the second quarter of this fiscal year compared to the same period in the prior year. Second quarter gross profit increased 11% to $73.0 million compared to $65.5 million a year ago. Gross margin was 44% for both quarters.

Cost of sales for the six months ended December 31, 2006 increased 12%, to $181.6 million from $162.4 million for the same period ended December 31, 2005. The primary contributors to the increase in cost of sales are personnel, facilities and equipment and electronic processing costs for the first six months of this fiscal year compared to the same period a year ago. Gross profit for the first half of fiscal 2007 increased 12% to $136.3 million compared to $122.0 for the first half of fiscal 2006. Gross margin was 43% for both six-month periods.

Gross margin on license revenue for the second quarter and the first half of fiscal 2007 was 96% compared to 95% a year ago for the same periods due to a reduction in license revenue delivered through reseller agreements. Support and service gross margin remained steady at 38% for the second quarter of fiscal 2007 and a year ago. Support and service gross margin was also steady at 37% for the first six months of fiscal 2007 and for the first six months in fiscal 2006. Hardware gross margins for the second quarter were 27% compared to 28% for the same quarter last year and increased to 28% for the first six months of fiscal 2007 compared to 27% for the same period a year ago primarily due to sales mix along with fluctuations in vendor rebates received on hardware sold in the current year.

Operating expenses increased 6% for the second quarter of fiscal 2007 compared to the same quarter a year ago primarily due to employee related expenses from increased headcount and depreciation expense. Selling and marketing expenses rose 5% in the current year second quarter to $13.0 million from $12.3 million for fiscal 2006 second quarter revenue and was 8% of total revenue for both periods. Research and development expenses increased 12% to $9.0 million from $8.0 million, while remaining at 5% of total revenue for the second quarters in fiscal 2007 and 2006. General and administrative costs increased 2% to $11.4 million or 7% of total revenue, in the second quarter of fiscal year 2007, from $11.1 million, or 8% of total revenue for the same quarter a year ago.

Operating expenses increased 11% for fiscal 2007 year to date compared to the same period a year ago primarily due to employee related expenses from increased headcount and depreciation expense. Selling and marketing expenses rose 5% in the same period to $24.9 million from $23.7 million, while remaining at 8% of total revenue for the first six month periods of both fiscal 2007 and 2006. Research and development expenses increased 19% to $17.5 million or 6% of total revenue for the first half of fiscal 2007 from $14.8 million, or 5% of total revenue for the same period a year ago. General and administrative costs increased 13% to $21.3 million from $18.9 million while remaining at 7% of total revenue for the first six months in both fiscal 2007 and 2006.

Operating income increased 16% to $39.6 million, or 24% of second quarter total revenue, compared to $34.1 million, or 23% of total revenue in the second quarter of fiscal 2006. Provision for income taxes is 30.1% for the second quarter in fiscal 2007 compared to 37.0% last year due to the renewal of the Research and Experimentation Credit, which was retroactive to January 1, 2006. Second quarter net income totaled $27.8 million, or $0.30 per diluted share, compared to $21.6 million, or $0.23 per diluted share in the second quarter of fiscal 2006.

Operating income increased 12% to $72.5 million for the first six months of fiscal 2007 compared to $64.6 million for the same period a year ago. For both periods, operating income was 23% of total revenue. Provision for income taxes is 33.5% year to date in fiscal 2007 compared to 37.0% year to date in fiscal 2006 due to the retroactive renewal of the Research and Experimentation Credit. Year to date net income totaled $49.2 million, or $0.53 per diluted share, compared to $41.1 million, or $0.44 per diluted share in the prior year.

"The Tax Relief and Health Care Act of 2006 was enacted in December 2006 and included the extension of the Research and Development Credit (the "R&D Tax Credit") from January 2006 through December 2007.  Passage of this legislation had a significant tax benefit (approximately $3.0 million or $.03 per diluted share) in the second quarter of fiscal year 2007 as research credits generated from January 1, 2006 through December 31, 2006, were recognized in this quarter.  Had this discrete item not been recognized in this quarter, the effective tax rate for the quarter ended December 31, 2006 would have been 37.5%.  Research credits generated in the 3rd and 4th quarters of fiscal year 2007 will be reflected in the computation of the estimated annual effective tax rate which will include the ongoing benefit of this credit," stated Kevin D. Williams, CFO.

For the second quarter of 2007, the bank systems and services segment revenue increased 19% to $139.9 million from $117.8 million in the same quarter a year ago. The bank system and services segment gross margin was 45% for both quarters. The credit union systems and services segment revenue decreased 7% to $27.4 million with a gross margin of 39% for the second quarter of 2007 from revenue of $29.6 million and a gross margin of 42% in the same period a year ago. The credit union segment gross profit was lower primarily due to a decrease in license revenue which has higher margins than other revenue components.

For the six months ended December 31, 2006, the bank systems and services segment revenue increased 15% to $264.6 million from $229.3 million with a gross margin of 44% for both periods. The credit union systems and services segment revenue decreased 3% to $53.3 million for the first half of fiscal 2007, with a gross margin of 37% from revenue of $55.1 million and gross margin of 40% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At December 31, 2006, cash, cash equivalents, and investments decreased to $28.8 million from $40.9 million compared to December 31, 2005. Trade receivables increased 10%, or $10.5 million, to $113.3 million compared to $102.8 million a year ago. The increase in receivables generally correlates to an increase in revenue during year-to-date fiscal 2007 compared to the prior year. Notes payable increased from $25.0 million a year ago to $25.7 million at December 31, 2006. Deferred revenue increased $6.7 million or 6% to $129.8 million at December 31, 2006 compared to $122.8 million a year ago. Stockholders' equity grew 6% to $578.9 million at December 31, 2006, from $547.4 million a year ago.

Backlog, which is a measure of future business and revenue, increased 5% from year-ago levels and increased 1% from September 2006. December 31, 2006 backlog total is $225.3 million ($66.2 million in-house and $159.1 million outsourcing). Backlog at December 31, 2005, was $213.8 million ($63.8 million in-house and $150.0 million outsourcing) and at September 30, 2006, was $222.4 million ($69.7 million in-house and $152.7 million outsourcing).

Cash flow from operations decreased to $86.1 million for the first half of fiscal 2007 from $107.2 million for the same period in fiscal 2006. For the current year, cash flow from operations consisted of $49.2 million in net income, depreciation and amortization expense of $23.9 million, plus a combined increase of $5.6 million in deferred income taxes, the loss on disposal of property and equipment and stock-based compensation expense. The balance consists of the change in receivables of $67.1 million, which was down significantly compared to the prior year due to the timing of billing and collecting annual maintenance billings prior to June 30, 2006, plus the change of $11.8 million for prepaid expenses and income taxes, less the $71.5 million change in accounts payables, accrued expenses and deferred revenues. For the first half of fiscal year 2006, cash flow from operations consisted of $41.1 million in net income, depreciation and amortization expense of $21.3 million, plus a combined increase of $3.5 million in deferred income taxes, the loss on disposal of property and equipment and stock-based compensation expense. The balance consists of the change in receivables of $107.3 million plus the $1.0 million change in income taxes, less the change of $67.0 million for prepaid and accrued expenses, accounts payable and deferred revenues.

Net cash used in investing activities for the current year was $60.5 million and included capital expenditures of $15.5 million, payment for acquisition activities of $36.0 million, and capitalized software development of $10.1 million. Cash used for investing activities in the first half of fiscal 2007 was offset by $1.1 million net proceeds from investments. In the first half of fiscal 2005, net cash used in investing activities of $46.0 million and consisted mainly of $19.2 million for payment of acquisitions, $19.0 million in capital expenditures and $8.1 million for capitalized software development. Cash used for investing activities in the first half of fiscal 2006 was offset by $0.3 million net proceeds from investments.

Net cash from financing activities used cash of $72.1 million and included a net repayment of the credit facility of $25.1 million, payment of dividends of $10.0 million and the purchase of treasury stock of $48.0 million. Cash used was offset by proceeds of $11.0 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation. For the first half of fiscal 2005, cash used in financing activities was $34.6 million and included $8.2 million for dividends paid, a net repayment of the credit facility of $20.0 million and $12.6 million for the purchase of treasury stock. Cash used was offset by $6.2 million from the exercise of stock options and the sale of common stock.

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions. Jack Henry markets and supports its systems throughout the United States and has over 8,700 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on February 8; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Six Months Ended		%
	December 31,		Change	December 31,		Change

	2006	2005		2006	2005
REVENUE
License	$21,173	$20,836	2%	$36,712	$37,744	-3%
Support and service	124,235	106,524	17%	239,812	205,925	16%
Hardware	21,836	20,057	9%	41,335	40,731	1%

Total	167,244	147,417	13%	317,859	284,400	12%

COST OF SALES
Cost of license	778	1,061	-27%	1,334	1,912	-30%
Cost of support and service	77,501	66,356	17%	150,551	130,593	15%
Cost of hardware	15,977	14,517	10%	29,679	29,857	-1%

Total	94,256	81,934	15%	181,564	162,362	12%

GROSS PROFIT	72,988	65,483	11%	136,295	122,038	12%
Gross Profit Margin	44%	44%		43%	43%

OPERATING EXPENSES
Selling and marketing	12,973	12,300	5%	24,939	23,740	5%
Research and development	8,989	8,003	12%	17,505	14,752	19%
General and administrative	11,407	11,130	2%	21,313	18,935	13%

Total	33,369	31,433	6%	63,757	57,427	11%

OPERATING INCOME	39,619	34,050	16%	72,538	64,611	12%

INTEREST INCOME (EXPENSE)
Interest income	406	425	-4%	1,962	868	>100%
Interest expense	(299)	(132)	>100%	(515)	(307)	68%

Total	107	293	-63%	1,447	561	>100%

INCOME BEFORE INCOME TAXES	39,726	34,343	16%	73,985	65,172	14%

PROVISION FOR INCOME TAXES	11,938	12,707	-6%	24,785	24,114	3%

NET INCOME	$27,788	$21,636	28%	$49,200	$41,058	20%

Diluted net income per share	$0.30	$0.23		$0.53	$0.44

Diluted weighted avg shares outstanding	92,246	93,637		92,569	93,818

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Dec 31		% Change

	2006	2005

Cash, cash equivalents and investments	$28,755	$40,910	-30%
Receivables	113,258	102,841	10%
TOTAL ASSETS	830,323	765,878	8%

Accounts payable and accrued expenses	$41,048	$29,067	41%
Note Payable	25,672	25,000	3%
Deferred revenue	129,759	122,811	6%
STOCKHOLDERS' EQUITY	578,874	547,362	6%

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